Exhibit 10.1

PROPOSED AMENDMENT NO. 4 TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 4 (this “Amendment”), dated as of January 13, 2025, to the Investment Management Trust Agreement (as defined below) is made by and between Broad Capital Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of January 10, 2022, as amended on January 10, 2023, June 12, 2023 and January 8, 2024 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at a special meeting of the Company held on January 13, 2025, the Company’s stockholders approved (i) a proposal to amend the Company’s charter to reduce the payment required and extend the date by which the Company must consummate a business combination from January 13, 2025 to January 13, 2026 via up to twelve (12) one-month extensions; and to decrease the monthly extension fee commencing on January 13, 2025 from $60,000 for each such one-month extension (the “Monthly Extension Loan”) to the Adjusted Monthly Extension Loan described below; and (ii) a proposal to amend the Trust Agreement requiring the Company to, deposit into the Trust Account the lesser of (x) $40,000 and (y) an aggregate amount equal to $0.03 multiplied by the number of Public Shares of the Company that are not redeemed in connection with the stockholder vote to approve the Charter Amendment Proposal for each such one-month extension, in each case to be deposited into the Trust Account prior to the then-current deadline to complete an initial business combination beginning on January 13, 2025, unless the closing of the Company’s initial business combination shall have occurred (the “Adjusted Monthly Extension Loan”) subject to the terms and conditions of the Amended and Restated Certificate of Incorporation, and the Trust Agreement, and updating related defined terms; and

NOW THEREFORE, IT IS AGREED:

1. Section 1(c) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“In a timely manner, upon the written instruction of the Company, (i) hold funds uninvested, (ii) invest funds in an interest-bearing demand deposit account, or (iii) invest and reinvest the Property solely in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (or any successor rule), which invest only in direct U.S. government treasury obligations, as determined by the Company; provided, however, starting on January 12, 2025, the Trustee must hold or invest funds pursuant to (i) or (ii) above, as the case may be, as directed by the Company, and may no longer invest the Property pursuant to (iii) above; it being understood that the Trust Account will earn no interest while account funds are uninvested awaiting the Company’s instructions hereunder; and while account funds are invested or uninvested the Trustee may earn bank credits or other consideration;”

2. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by at least two of its Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and, in the case of a Termination Letter in a form substantially similar to the attached hereto as Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest not previously released to the Company to pay its taxes (less up to $20,200 of interest that may be released to the Company to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) the date which is the later of (1) 12 months after the closing of the Offering or up to 48 months after the closing of the Offering if the Company exercises the one-month extensions described in the Company’s Amended and Restated Certificate of Incorporation, as it may be further amended, and (2) such later date as may be approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation (“Charter”) if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest not previously released to the Company to pay its taxes (less up to $20,200 of interest that may be released to the Company to pay dissolution expenses) shall be distributed to the Public Stockholders of record as of such date; provided, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by the date specified in clause (y) of this Section 1(i), the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Stockholders;”

3. The following defined term in the Trust Agreement shall be amended and restated in their entirety:

“Trust Agreement” shall mean that certain Investment Management Trust Agreement dated January 10, 2022, as amended on January 10, 2023, June 12, 2023 and on January 8, 2024 between Broad Capital Acquisition Corp. and Continental Stock Transfer & Trust Company, as amended by this Amendment No. 4 to Investment Management Trust Agreement dated January 13, 2025.”

4. A new Exhibit E of the Trust Agreement is hereby amended and restated in its entirety as follows:

[Letterhead of BRAC]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, N.Y. 10004

Attn: Francis Wolf and Celeste Gonzalez

Re: Trust Account — Extension Letter

Gentlemen:

Pursuant to paragraphs 1(j) and 1(m) of the Investment Management Trust Agreement between Broad Capital Acquisition Corp. (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of January 10, 2022, as amended on January 10, 2023, June 12, 2023, January 8, 2024, and as further amended by the Amendment No. 4 dated January 13, 2025 (“Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Businesses for up to an additional twelve (12) one-month extensions, from January 13, 2025 to January 13, 2026 (the “Extension”). Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement. This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit the Extension Fee in the amount equal to the lesser of (x) $40,000 and (y) an aggregate amount equal to $0.03 multiplied by the number of Public Shares of the Company that are not redeemed in connection with the stockholder vote to approve the Charter Amendment Proposal for each such one-month extension, in each case to be deposited into the Trust Account prior to the then-current deadline to complete an initial business combination beginning on January 13, 2025, unless the closing of the Company’s initial business combination shall have occurred, which will be wired to you, into the Trust Account investments upon receipt.

Very truly yours,

BROAD CAPITAL ACQUISITION CORP.

By:
Name:	Johann Tse
Title:	Chief Executive Officer

7. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

8. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

9. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) and Section 6(d) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

10. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this First Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:
Name:	Francis Wolf
Title:	Senior Vice President and Director of Shareholder Services

BROAD CAPITAL ACQUISITION CORP.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Chief Executive Officer